Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into as of this 13th day of November 2002 (the “Effective Date”), by and among Cadence Design Systems, Inc. (“Cadence”), Joseph Costello (“Costello”), Avant! Corporation LLC (“Avant!”), Gerald Hsu (“Hsu”), Eric Cheng (“Cheng”), Mitsuru Igusa (“Igusa”), and Synopsys, Inc. (“Synopsys”) (collectively “the Parties”).

WHEREAS, Cadence filed a civil lawsuit in the United States District Court for the Northern District of California (Case No. CV-95-20828 RMW) against Avant!, Hsu, Cheng, and Igusa, alleging, among other things, that they had misappropriated certain of Cadence’s trade secrets and infringed certain Cadence copyrights (“the Lawsuit”);

WHEREAS, Avant! filed counterclaims in the Lawsuit against Cadence and Costello;

WHEREAS, Avant! became a wholly-owned subsidiary of Synopsys on June 6, 2002;

WHEREAS, the Parties desire to resolve on the terms set forth in this Agreement any and all pending actions and issues between them that were asserted or could have been asserted in the Lawsuit without the further expenditure of time or expense of litigation;

NOW, THEREFORE, in consideration of the covenants, promises, releases and other consideration set forth herein, the Parties agree as follows:

TERMS AND CONDITIONS

1.    Definitions.

“Avant!, et al.” means Avant!, Hsu, Cheng, and Igusa, severally and jointly, and each of their respective past, present and future representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, consultants, parents, subsidiaries, affiliates, divisions, successors, predecessors and assigns (limited, with respect to natural persons serving in any of the foregoing capacities, to such capacity), but not Synopsys.

“Avant! Permitted Information” means (a) Residual Information, (b) Cadence Confidential Information that (i) Avant!, et al. possessed, took or otherwise appropriated from Cadence, et al. with or without authority on or before January 15, 1998; (ii) Avant!, et al. provided to Cadence, et al. in discovery or other proceedings in the Lawsuit; (iii) Avant! was permitted to possess by the Protective Order or Preliminary Injunctions and to the extent provided for therein; or (iv) Avant!, et al. possessed, took or otherwise appropriated from Cadence, et al. with or without authority after January 15, 1998 through the Merger Date that is not Avant! Restricted Information; and (c) Cadence Confidential Information that is or may be inherent in, is a derivative of, or is technology, a trade secret or an idea underlying, Cadence Confidential Information described in subparts (b) (i), (ii) or (iv) of this definition. Nothing in this Agreement shall be construed to grant Avant! or Synopsys any right, license or freedom to use, license, sublicense, transfer, or disclose, at any time after the Effective Date, any information solely by virtue of its having been produced by Cadence in discovery in the Lawsuit.

“Avant! Restricted Information” means Cadence object code or source code that is Cadence Confidential Information and any other material Cadence Confidential Information, including but not limited to software code transcribed from or prepared with contemporaneous reference to Cadence object code or source code that is Cadence Confidential Information, that Avant!, et al. took or otherwise appropriated from Cadence, et al. after January 15, 1998 and through the Merger Date.

“Cadence, et al.” means Cadence and Costello, severally and jointly, and each of their respective past, present and future representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, parents, subsidiaries, affiliates, divisions, successors, predecessors and assigns (limited, with respect to natural persons serving in any of the foregoing capacities, to such capacity).

“Cadence Permitted Information” means (a) Residual Information, (b) Avant! Confidential Information that (i) Cadence, et al. possessed, took or otherwise appropriated from Avant!, et al. with or without authority on or before January 15, 1998; (ii) Cadence, et al. provided to Avant!, et al. in discovery or other proceedings in the Lawsuit; (iii) Cadence was permitted to possess by the Protective Order or Preliminary Injunctions and to the extent provided for therein; or (iv) Cadence, et al. possessed, took or otherwise appropriated from Avant!, et al. with or without authority after January 15, 1998 through the Merger Date that is not Cadence Restricted Information; and (c) Avant! Confidential Information that is or may be inherent in, is a derivative of, or is technology, a trade secret or an idea underlying, Avant! Confidential Information described in subparts (b) (i), (ii) or (iv) of this definition. Nothing in this Agreement shall be construed to grant Cadence any right, license or freedom to use, license, sublicense, transfer, or disclose, at any time after the Effective Date, any information solely by virtue of its having been produced by Avant! in discovery in the Lawsuit.

“Cadence Restricted Information” means Avant! object code or source code that is Avant! Confidential Information and any other material Avant! Confidential Information, including but not limited to software code transcribed from or prepared with contemporaneous reference to Avant! object code or source code that is Avant! Confidential Information, that Cadence, et al. took or otherwise appropriated from Avant!, et al. after January 15, 1998 and through the Merger Date.

“Claims” means any and all manner of action, claim or cause of action (in law or in equity), suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys’ fees.

“Confidential Information” means (i) the products existing or under development on or before the Merger Date in object code and source code form of Avant! and its subsidiaries or of Cadence and its subsidiaries; (ii) trade secrets relating to such products; and (iii) any other information or materials marked or designated in writing by the owner as confidential; provided, however that “Confidential Information” does not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving Party; (b) became available to a Party on a nonconfidential basis from a source (other than the other Party or its representatives) which such Party neither knew nor had reason to know was prohibited from disclosing such Confidential Information to the Party by a legal, contractual or fiduciary obligation; (c) was in the Party’s possession prior to being furnished to it or its representatives by the other Party or its representatives, provided that the Party neither knew nor had reason to know that the sources of such information was prohibited from disclosing the information to it by a legal, contractual or fiduciary obligation; (d) is independently developed by a Party without the use of Confidential Information; or (e) has been licensed to such Party by the owner and is being used in a manner consistent with such license.

“Merger Date” means June 6, 2002, the closing date of Synopsys’ merger with Avant!.

“Preliminary Injunctions” means the preliminary injunctions entered in the Lawsuit by orders of the United States District Court for the Northern District of California.

“Protective Order” means the protective order entered in the Lawsuit by order of the United States District Court for the Northern District of California on December 21, 1995, as amended.

“Released Claims” means the Claims released pursuant to sections 5(a) through (d) of this Agreement.

“Residual Information” means Confidential Information, and any ideas, concepts, know-how or techniques contained in such Confidential Information, that is retained in the memory without contemporaneous reference to such Confidential Information, the use of which as permitted herein shall be subject to the applicable copyright and patent rights of the owner of such Confidential Information.

“Response Date” means a date no later than thirty days from the receipt of an Unauthorized Use Notice.

“Settlement Payment” means the payment provided for in section 2 of this Agreement.

“Synopsys, et al.” means Synopsys and each of its past, present and future representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, parents, subsidiaries, affiliates, divisions, successors, predecessors and assigns (limited, with respect to natural persons serving in any of the foregoing capacities, to such capacity), but not Avant!.

“Unauthorized Use Damages” means the compensatory damages and/or disgorgement which Cadence proves it is entitled to receive under applicable law on account of a user’s unauthorized use of Avant! Restricted Information, or which Avant! proves it is entitled to receive under applicable law on account of a user’s unauthorized use of Cadence Restricted

Information, calculated from the date the user of Avant! Restricted Information or Cadence Restricted Information, as the case may be, responds in writing to the allegations of an Unauthorized Use Notice, until final resolution or final adjudication of any Claims based on the allegations of the Unauthorized Use Notice.

“Unauthorized Use Notice” means the notice provided for in section 7 of this Agreement.

2.    Settlement Payment.    The Settlement Payment shall be in the amount of two hundred sixty five million dollars ($265,000,000), twenty million dollars ($20,000,000) of which shall be paid to Cadence on November 22, 2002, and two hundred forty-five million dollars of which ($245,000,000) shall be paid to Cadence on or before December 16, 2002. With respect to the Settlement Payment, lost profits allegedly suffered by Cadence were not taken into account but were nevertheless waived as part of this Agreement.

3.    Dismissal.    Avant!, et al. and Cadence, et al. shall dismiss with prejudice the Lawsuit and all counterclaims therein, and shall jointly file a stipulation seeking an order dissolving the Preliminary Injunctions, within one court day after Cadence’s receipt of the final payment required by section 2 of this Agreement. As part of those dismissals, Avant!, et al. and Cadence, et al. shall jointly request that the District Court retain jurisdiction over the Lawsuit for the purpose of enforcing this Agreement. As of the Effective Date, and at its sole discretion, Avant! may seek a stay of all proceedings in the Lawsuit, pending its dismissal, and all Parties will consent to such a stay.

4.    Representations.

(a)    Representations by Hsu, Cheng, and Igusa.    Each of Hsu, Cheng and Igusa severally represents that, as of the Effective Date (i) he does not possess any Cadence Confidential Information other than Residual Information (and in the case of Igusa, information acquired after December 20, 2001); (ii) he has not, at any time, disclosed any source code or object code constituting Cadence Confidential Information to any other person or entity (other than Avant!, et al.) but in the case of Igusa, as of December 20, 2001 and not as of the Effective Date; and (iii) other than Claims expressly excluded by the last sentence in Section 5(b), he is not aware of any Claim he has, may have, or may have in the future against Cadence, et al., including but not limited to Claims for defamation or malicious prosecution, that is not released by this Agreement.

(b)    Representations by Avant!    Avant! represents that, as of the Merger Date, (i) Avant! did not possess any Avant! Restricted Information; and (ii) no Avant! product contained Avant! Restricted Information; and as of the Effective Date, there is no Claim that Avant!, et al. has, may have, or may have in the future against Cadence, et al., including but not limited to Claims for defamation or malicious prosecution, that is not released by this Agreement.

(c)    Representations by Synopsys.    Synopsys represents that, as of the Merger Date, (i) Avant! did not possess any Avant! Restricted Information; (ii) no Avant! product contained Avant! Restricted Information; and (iii) Avant! had not disclosed to Synopsys any Avant! Restricted Information; and as of the Effective Date, there is no Claim that Avant!, et al.

has, may have, or may have in the future against Cadence, et al., including but not limited to Claims for defamation or malicious prosecution, that is not released by this Agreement.

(d)    Representations by Cadence.    Cadence represents that, as of the Merger Date, (i) Cadence did not possess any Cadence Restricted Information; and (ii) no Cadence product contained Cadence Restricted Information; and as of the Effective Date, there is no Claim that Cadence, et al. has, may have, or may have in the future against Avant!, et al. or Synopsys, et al., including but not limited to Claims for defamation or malicious prosecution, that is not released by this Agreement; provided, however, that as applied to Synopsys, et al. this representation relates only to Claims that arise as a result of Synopsys’ ownership of Avant! or its development, distribution, licensing or sale of products and technologies owned or possessed by Avant! as of the Merger Date, or the combination of such products with Synopsys’ products or derivative works thereof.

(e)    Representations by Costello.    Costello represents that, as of the Merger Date, (i) Costello did not possess any Cadence Restricted Information; and (ii) he has not, at any time, given any Avant! Confidential Information to any other person or entity (other than Cadence); and as of the Effective Date, there is no Claim that Costello has, may have, or may have in the future against Avant!, et al. or Synopsys, et al., including but not limited to claims for defamation or malicious prosecution, that is not released by this Agreement; provided, however, that as applied to Synopsys, et al. this representation relates only to Claims that arise as a result of Synopsys’ ownership of Avant! or its development, distribution, licensing or sale of products and technologies owned or possessed by Avant! as of the Merger Date, or the combination of such products with Synopsys’ products or derivative works thereof.

5.    Mutual Releases and Waivers.

(a)    Release By Cadence, et al. of Avant!, et al.    Cadence, et al. hereby forever and completely release and discharge Avant!, et al. of and from any and all Claims, known or unknown, that Cadence, et al. (i) have made or could have made in the Lawsuit; (ii) had, have, or may have in the future against Avant!, et al. based on, arising out of, or relating to, conduct or events occurring, in whole or in part, before the Merger Date or, in the case of Igusa, before December 20, 2001, including but not limited to Claims that Cadence, et al. had, have, or may have in the future based on, arising out of, or relating to, the possession, use, or disclosure of Avant! Permitted Information and Avant! Restricted Information; provided that the past, current or future use of Avant! Restricted Information, shall not be released solely and exclusively to the extent of the remedies provided for in section 6(b) and section 6(d) of this Agreement, and provided further that Claims for patent infringement shall not be released but shall be limited to the extent provided for in section 6(h) and section 7 of this Agreement. Notwithstanding the foregoing, the releases in this subparagraph do not apply to any Claims, known or unknown, arising out of or related to Igusa’s current employment with Cadence or the negotiation thereof or, as against Igusa only, rights Cadence may have arising out of or related to the acquisition of Silicon Perspective Corp. by Cadence.

(b)    Release by Avant!, et al. of Cadence, et al.    Avant!, et al. hereby forever and completely release and discharge Cadence, et al. of and from any and all Claims, known or unknown, that Avant!, et al. (i) have made or could have made in the Lawsuit, and (ii) had, have, or may have in the future against Cadence, et al. based on or arising out of, or relating to conduct or events occurring, in whole or in part, before the Merger Date or, in the case of Igusa, before December 20, 2001, including but not limited to Claims that Avant!, et al. had, have, or may have in the future relating to the possession, use, or disclosure of Cadence Permitted Information and Cadence Restricted Information, provided that the past, current or future use of Cadence Restricted Information, shall not be released solely and exclusively to the extent of the remedies provided for in section 6(c) and section 6(d) of this Agreement, and provided further that Claims for patent infringement shall not be released but shall be limited to the extent provided for in section 6(h) and section 7 of this Agreement. Notwithstanding the foregoing, the releases in this subparagraph do not apply to any Claims, known or unknown, arising out of or related to Igusa’s current employment with Cadence or the negotiation thereof, or rights Igusa may have arising out of or related to the acquisition of Silicon Perspective Corp. by Cadence.

(c)    Release by Cadence, et al. of Synopsys, et al.    Cadence, et al. hereby forever and completely release and discharge Synopsys, et al. of and from any and all Claims, known or unknown, that Cadence, et al. had, have, or may have in the future based on, arising out of, or relating to, any Claims released pursuant to section 5(a) of this Agreement.

(d)    Release by Synopsys, et al. of Cadence, et al.    Synopsys, et al. hereby forever and completely release and discharge Cadence, et al. of and from any and all Claims, known or unknown, that Avant!, et al. had, have, or may have in the future based on, arising out of, or relating to, any Claims released pursuant to section 5(b) of this Agreement.

(e)    No release for obligations under this Agreement.    The Released Claims do not include any Claim that any Party may have for a breach of any releasee’s obligations under this Agreement.

(f)    No release of Claims for fraud in the inducement of this Agreement.    The Released Claims do not include any Claim that any Party may have for fraud in the inducement of this Agreement.

(g)    Treatment of Avant! Permitted Information and Cadence Permitted Information.    Avant!, et al. shall treat Avant! Permitted Information, and Cadence, et al. shall treat Cadence Permitted Information, in a manner consistent with the manner in which it treats its own internally-generated Confidential Information.

(h)    Waiver.    The Parties acknowledge that they each may have Released Claims that are presently unknown and that the releases contained in this Agreement are (subject to their terms) intended to and will fully, finally, and forever discharge all Released Claims, whether now asserted or unasserted, known or unknown. EACH PARTY EXPRESSLY UNDERSTANDS AND AGREES TO WAIVE THE PROVISIONS OF, AND RELINQUISH ALL RIGHTS AND BENEFITS AFFORDED BY, CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES IN FULL AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY

HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In making this waiver, the Parties acknowledge that they may hereafter discover facts in addition to or different from those that they now believe to be true with respect to the subject matter released herein, but they agree that they have taken that possibility into account in reaching this Agreement and that, notwithstanding the discovery or existence of any such additional or different facts, as to which they expressly assume the risk, they fully, finally, and forever settle and release, on the terms set forth in this Agreement, any and all such Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that that Party had, has, or may have in the future, upon any theory of law or equity, including but not limited to conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

6.    Limitation of Remedies.

(a)    Generally.    Except as provided in section 6(b), section 6(c), section 6(d), section 6(f) or section 6(h) of this Agreement, the sole and exclusive remedy for any breach of a representation by any Party shall be a claim against the breaching Party for any damages for, and/or an injunction to remedy, the injury caused by the breach. The Parties expressly understand that the breach of a representation by any Party or Parties shall not operate to render this Agreement or any part of it void, voidable, or unenforceable.

(b)    Remedies for use of Avant! Restricted Information.    Except as provided in section 6(d), section 6(f) or section 6(h) of this Agreement, the sole and exclusive remedies for (i) any breach by Avant! or Synopsys of their respective representations that, as of the Merger Date, no Avant! product contained Avant! Restricted Information; or (ii) any use of Avant! Restricted Information by Avant!, et al. or Synopsys, et al. before, on or after the Merger Date, shall be (x) a Claim against the user of Avant! Restricted Information for a preliminary and/or permanent injunction against future use of such Avant! Restricted Information, as of the date such injunction is entered, and (y) a Claim against the user for Unauthorized Use Damages.

(c)    Remedies for use of Cadence Restricted Information.    Except as provided in section 6(d), section 6(f) or section 6(h) of this Agreement, the sole and exclusive remedies for (i) any breach by Cadence of its representations that, as of the Merger Date, no Cadence product contained Cadence Restricted Information; or (ii) any use of Cadence Restricted Information by Cadence, et al. before, on or after the Merger Date, shall be (x) a Claim against the user of Cadence Restricted Information for a preliminary and/or permanent injunction against future use of such Cadence Restricted Information, as of the date such injunction is entered, and (y) a Claim against the user for Unauthorized Use Damages.

(d)    Legal fees and costs in a proceeding pursuant to section 6(b) or section 6(c).    The prevailing party in a proceeding pursuant to section 6(b) or section 6(c) of this Agreement shall recover from the non-prevailing party the reasonable legal fees and costs that the prevailing party incurred in pursuing its Claim.

(e)    OTHER THAN PURSUANT TO THE PROVISIONS OF SECTION 6(b), SECTION 6(c), SECTION 6(d), SECTION 6(f) AND SECTION 6(h), AND OTHERWISE SUBJECT ONLY TO SECTION 5(e) AND 5(f) OF THIS AGREEMENT, NO PARTY, OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS OR ASSIGNS, SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON FOR ANY REMEDY, INCLUDING BUT NOT LIMITED TO ANY COMPENSATORY, SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, MULTIPLE, DIRECT OR INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THE USE OF THE AVANT! RESTRICTED INFORMATION OR THE CADENCE RESTRICTED INFORMATION, AS THE CASE MAY BE.

(f)    Procedures relating to discovered or alleged use of Avant! Restricted Information and Cadence Restricted Information.

(i)    If Avant!, et al. or Synopsys, et al. determine that any one of them has used or is using Avant! Restricted Information, or if Cadence, et al. determines that it has used or is using Cadence Restricted Information, it, he or they shall promptly cease any such use, and shall so inform Cadence, Avant! and Synopsys.

(ii)    If Cadence reasonably believes that Avant!, et al. or Synopsys, et al. has used or is using Avant! Restricted Information, and before filing any action in any court in the United States or any other jurisdiction, Cadence shall deliver an Unauthorized Use Notice to the alleged user and, in all circumstances, Avant! and Synopsys, describing with particularity the basis for Cadence’s belief, and requesting that such use cease.

(iii)    If Avant! or Synopsys reasonably believes that Cadence, et al. has used or is using Cadence Restricted Information, and before filing any action in any court in the United States or any other jurisdiction, Avant! or Synopsys, as the case may be, shall deliver an Unauthorized Use Notice to Cadence, describing with particularity the basis for Avant!’s or Synopsys’s belief, and requesting that such use cease.

(iv)    The recipient of an Unauthorized Use Notice shall make reasonable inquiry of the use alleged in the Unauthorized Use Notice, and shall respond to the Unauthorized Use Notice before the Response Date corresponding to that Unauthorized Use Notice, with a copy to all recipients of the Unauthorized Use Notice. Such recipient shall not commence an action for declaratory relief with respect to the use alleged in the Unauthorized Use Notice. If the response to the Unauthorized Use notice states that the recipient has ceased or intends to cease the use alleged within 90 days of such response (which period may be extended for an additional period of 90 days for good cause shown), and thereafter timely certifies that such use has ceased, then the Party that delivered the Unauthorized Use Notice shall have no legal or equitable remedy whatever with respect to such use for so long the use does not recommence. If the use recommences, or if the user has not genuinely ceased its allegedly unauthorized use, despite a certification, or if the response to the Unauthorized Use Notice states neither that the recipient has ceased nor intends to cease the use alleged in the Unauthorized Use Notice, the sole and exclusive remedies of the sender of the Unauthorized Use Notice shall be as provided for in section 6(b), section 6(c) and section 6(d) of this Agreement.

(g)    Consequences of action pursuant to section 6(f).    No Party shall have a Claim or remedy for breach of a representation or otherwise with respect to any use of Avant! Restricted Information or Cadence Restricted Information that Avant!, et al. or Synopsys, et al., or Cadence, et al., as the case may be, has ceased or ceases pursuant to section 6(f) of this Agreement.

(h)    Certain patent infringement treated in same manner as use of Avant! Restricted Information and use of Cadence Restricted Information.    (i) In the event that one or more elements of an Avant! product, which element was first made, used or sold between January 15, 1998 and the Merger Date, infringes any U.S. or foreign patents owned by Cadence, et al., Cadence, et al.’s remedies with respect to such infringement shall be the same, and the same procedures shall apply, as are provided for in this Agreement with respect to use of Avant! Restricted Information.

(ii)    In the event that one or more elements of a Cadence product, which element was first made, used or sold between January 15, 1998 and the Merger Date, infringes any U.S. or foreign patents owned by Avant!, et al., Avant!, et al.’s remedies with respect to such infringement shall be the same, and the same procedures shall apply, as are provided for in this Agreement with respect to use of Cadence Restricted Information.

(iii)    The foregoing provisions of this section 6(h) shall apply only to U.S. or foreign patents that are owned by either Avant! et al. or Cadence et al. and are issued as of the Effective Date, and such U.S. or foreign patents for which applications or provisional applications were filed as of the Effective Date, and all continuations, divisions, continuation-in-part, reissues or reexaminations thereof.

7.    License.

(a)    By Cadence.    Cadence hereby grants to Avant! and Synopsys and their successors and assigns, in connection with the development, enhancement, sale, distribution and licensing of their products (including the disposition of product lines in whole or part) or the provision of their services an irrevocable, perpetual, worldwide, fully paid up, royalty free, transferable, non-exclusive right and license to make, have made, import, use, sell, offer to sell, and reproduce the Avant! Permitted Information in the past, present and future, and to copy, display, perform, execute, distribute, and prepare derivative works of the Avant! Permitted Information in the past, present and future, including the right to exercise all of the foregoing rights in connection with such derivative works, and further including the right to sublicense others to do the same. The foregoing license does not permit the licensing or transfer of Avant! Permitted Information on its own and not embedded in an Avant! or Synopsys product or embedded in a deliverable related to the provision of an Avant! or Synopsys service.

(b)    By Avant!.    Avant! hereby grants to Cadence and its successors and assigns, in connection with the development, enhancement, sale, distribution and licensing of their products (including the disposition of product lines in whole or part) or the provision of their services an irrevocable, perpetual, worldwide, fully paid up, royalty free, transferable, non-exclusive right and license to make, have made, import, use, sell, offer to sell, and reproduce the Cadence Permitted Information in the past, present and future, and to copy, display, perform, execute, distribute, and prepare derivative works of the Cadence Permitted Information in the past, present and future, including the right to exercise all of the foregoing rights in connection with such derivative works, and further including the right to sublicense others to do the same. The foregoing license does not permit the licensing or transfer of Cadence Permitted Information on its own and not embedded in a Cadence product or embedded in a deliverable related to the provision of a Cadence service.

(c)    Cadence Patent Licenses.    Cadence hereby grants to Avant! and Synopsys and their successors and assigns, in connection with the development, enhancement, sale, distribution and licensing of their products (including the disposition of product lines in whole or part) an irrevocable, perpetual, worldwide, fully paid up, royalty free, transferable, non-exclusive right and license to make, have made, import, use, sell, offer to sell, and reproduce, in the past, present and future, elements of each Avant! product,, which elements were made, used or sold by Avant! on or before January 15, 1998, that infringes any U.S. or foreign letter patent owned by Cadence. The foregoing license applies only to the use of such elements as incorporated in an Avant! or Synopsys product.

(d)    Avant! Patent Licenses.    Avant! hereby grants to Cadence and its successors and assigns, in connection with the development, enhancement, sale, distribution and licensing of its products (including the disposition of product lines in whole or part) an irrevocable, perpetual, worldwide, fully paid up, royalty free, transferable, non-exclusive right and license to make, have made, import, use, sell, offer to sell, and reproduce, in the past, present and future, elements of each Cadence product, which elements were made, used or sold by Cadence on or before January 15, 1998, that infringes any U.S. or foreign letter patent owned by Avant!. The foregoing license applies only to the use of such elements as incorporated in a Cadence product.

(e)    Limitation on Patent Licenses.    The foregoing patent licenses shall apply only to U.S. or foreign patents that are owned by either Avant! et al. or Cadence et al. and are issued as of the Effective Date, and such U.S. or foreign patents for which applications or provisional applications were filed as of the Effective Date, and all continuations, divisions, continuations-in-part, reissues and reexaminations thereof.

8.    Public Statements/Confidentiality.    The Parties agree that Synopsys and Cadence will issue a joint statement in the form of Exhibit A to this Agreement (the “Public Statement”). Except in connection with the prosecution or defense of a claim or potential claim, the Parties agree to refrain from making any public comment on this Agreement beyond stating objectively ascertainable facts contained either in this Agreement or the Public Statement, except as required by applicable law or regulation.

9    Compliance with the Protective Order.    The Parties shall comply with paragraph 9.5 of the Protective Order upon dismissal of the Lawsuit pursuant to this Agreement, except that the attorneys of record each shall be permitted to retain one copy of the pleadings and any Protected Materials provided by a Producing Party, as those terms are defined in the Protective Order, to the extent reasonably necessary to enforce section 6, section 7 and the provisions of this Agreement relating to use of Avant! Restricted Information or Cadence Restricted Information.

10.    Waiver or Amendment.    The Parties agree that any amendment, supplement, modification, waiver, or termination of this Agreement (a “Modification”) shall not be valid or binding unless executed in writing by all of the Parties to this Agreement affected by such Modification. The waiver of any breach or default will not constitute the waiver of any other right hereunder or any subsequent breach or default. Any Modification involving a change in the Settlement Payment shall require the consent of Illinois National Insurance Company, insurer of Synopsys. Consent to any Modification shall be at the sole discretion of the entity giving such consent.

11.    Representation by Counsel.    The Parties hereby acknowledge that each has been represented by counsel throughout all negotiations which preceded the execution of this Agreement and that this Agreement has been executed with the consent and advice of counsel.

12.    Joint Preparation.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement was prepared jointly by the Parties, and no presumptions or rules of interpretation based upon the identity of the party preparing or drafting the Agreement, or any part thereof, shall be applicable or invoked.

13.    Entire Agreement.    This Agreement supersedes any and all other prior agreements and negotiations between Cadence, et al. on the one hand, and Avant!, et al. and Synopsys, et al. on the other hand, leading up to the execution of this Agreement on the subject matter herein (but not Igusa’s 2001 employment agreement with Cadence), whether oral or in writing, and Cadence, et al. on the one hand, and Avant!, et al. and Synopsys, et al. on the other hand, and each of them, acknowledge that no representations, inducements, promises or statements, oral or otherwise, have been made which are not embodied or incorporated by reference herein, and further agree that no other agreement, covenant, representation, inducement, promise or statement not set forth in writing in this Agreement shall be valid or binding. This Agreement contains the entire agreement of Cadence, et al., on the one hand, and Avant!, et al. and Synopsys, et al., on the other hand, and supersedes all prior negotiations, correspondence, understandings, letters of intent or agreements between them.

14.    Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

15.    Attorneys’ Fees.    Each of Cadence, et al., Avant!, et al. and Synopsys, et al. shall bear its own attorneys’ fees and costs incurred as a result of the Lawsuit, except to the extent that Avant! has previously compensated Cadence for its attorneys’ fees pursuant to the judgment entered in People v. Avant!, et al., Santa Clara Superior Court Case No. 21A570.

16.    Authority.    Each Party represents and warrants for himself or itself that the individual executing this Agreement on his or its behalf is authorized to do so and to bind the Party on whose behalf the individual is signing. The Parties further represent and warrant that each is the sole holder of the Claims being released in this Agreement, that he or it has not assigned those Claims to any other person, and that no one else has any Claim, title or interest in or to the Claims being released herein.

17.    Headings.    The headings of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

18.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19.    Facsimile Signatures.    This Agreement may be executed by facsimile, which shall be deemed an original; provided, however, that original signatures shall also be provided by all signatories hereto.

20.    Effect of Agreement.    This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective attorneys, insurers, representatives, heirs, descendants, dependents, executors, spouses and successors. This Agreement shall not be admissible in any proceeding as evidence regarding the truth or falsity of any allegation in the Lawsuit.

CADENCE DESIGN SYSTEMS, INC.:		AVANT! CORPORATION LLC:

By:	/s/ R.L. SMITH MCKEITHEN	By:	/s/ STEVEN SHEVICK

JOSEPH COSTELLO		SYNOPSYS, INC.:

/s/ JOSEPH COSTELLO		By:	/s/ AART DE GEUS

GERALD HSU		ERIC CHENG

/s/ GERALD HSU		/s/ ERIC CHENG

MITSURU IGUSA

/s/ MITSURU IGUSA